CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of City Holding Company of our report dated January 20, 1995, included in the 1994 Annual Report to Shareholders of City Holding Company.

We also consent to the incorporation by reference in the Registration Statements (Form S-3, Number 33-38391, Form S-8, Number 33-38269, and Form S-8, Number 33-62738) pertaining to the Dividend Reinvestment and Stock Purchase Plan, the Profit-Sharing and 401(k) Plan, and the 1993 Stock Incentive Plan, respectively, of City Holding Company and in the related Prospectuses of our report dated January 20, 1995, with respect to the consolidated financial statements of City Holding Company incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1994.


                    /s/ Ernst & Young,  LLP


Charleston, West Virginia
March 29, 1995